Exhibit 10.36

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

IRREVOCABLE TRUST AGREEMENT

PREAMBLE. This Irrevocable Trust Agreement (the “Trust Agreement”), dated as of December 6, 2006, by and between Talecris Biotherapeutics Holdings Corp. and any successor to its interest (the “Company”), and Wilmington Trust Company as trustee (the “Trustee”).

WHEREAS, the Company has entered into certain compensatory agreements (collectively the “Arrangements”) under which the Company has future liability to make cash payments to certain employees (the “Beneficiaries”) who are parties to the Arrangement;

WHEREAS, it is the intention of the Company to establish this trust (the “Trust”) and to irrevocably contribute assets to the Trust that shall be held therein, beyond the claims of the Company’s general creditors, until paid to the Beneficiaries of this Trust in such manner and at such times as specified in the Arrangements;

WHEREAS, it is the intention of the parties hereto that this Trust shall constitute a funded arrangement but shall not affect the status of the Arrangements as being unfunded for the purpose of Title I of the Employee Retirement Income Security Act of 1974; and

WHEREAS, it is the intention of the Company to make contributions to the Trust to enable the Trust to fully fund the Company’s liabilities under the Arrangements.

NOW, THEREFORE, the parties do hereby establish this Trust and agree that the Trust shall be established and administered as set forth herein:

Section 1. Establishment of Trust

(a)                      The Company hereby deposits with the Trustee in trust the sum of $23,018,965, which shall constitute the initial principal of the Trust to be held, administered and dispersed by the Trustee as provided for in this Trust Agreement.

(b)                     The Trust shall be irrevocable.

(c)                      The Trust is an independent legal entity, is not intended to be a grantor trust as to which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall not be construed accordingly as a grantor trust.

(d)                     The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Beneficiaries as herein set forth. Subject to vesting requirements, the Beneficiaries shall have preferred claims on, or beneficial ownership interests in, assets of the Trust. Any assets held by the Trust will not be subject to the claims of the Company’s general creditors under federal and state law.

(e)                      The Company, in its sole discretion, may at any time, or from time to time, make additional contributions of cash or other assets to the Trustee to augment the principal of the

Trust to be held, administered and disbursed by the Trustee as provided for in this Trust Agreement. Neither the Trustee nor any Beneficiary shall have any right to compel such additional contributions.

Section 2. Payments to Beneficiaries

(a)                      At the time of the establishment of the Trust, or within 30 days thereafter, the Company shall deliver to the Trustee a schedule (the “Payment Schedule”) which reflects the benefits payable with respect to each Beneficiary, a formula or other instructions acceptable to the Trustee for determining the benefits so payable, the form in which such benefits are to be paid (as provided for or available under the Arrangements), and the date of commencement for payment of such benefits. Except as otherwise provided herein, the Trustee shall make payments to the Beneficiaries in accordance with such Payment Schedule, unless the Company shall have notified the Trustee in writing within a reasonable time before any payment date that the Beneficiary is no longer eligible to receive benefits. Such payments shall also include any net income earned as of the date of each payment upon the Company contributions, made pursuant to Sections 1(a) and 1(e) herein, allocable to each Beneficiary. The Company, as the payroll agent for the Trustee, shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Arrangements and shall pay amounts withheld to the appropriate taxing authorities.

(b)                     The entitlement of a Beneficiary to benefits under the Arrangements shall be determined by the Company or such party as may be designated under the Arrangements, and any claim for such benefits shall be considered and reviewed under the procedures set forth in the Arrangements.

(c)                      The Company may act as paying agent for the Trustee and make payments of benefits directly to the Beneficiaries as such benefits become due under the terms of the Arrangements. In the event that the Company makes such payments on behalf of the Trust and provides a certificate to the Trustee confirming such payments have been made, the Trustee shall reimburse the Company for the amounts paid solely from assets of the Trust. In the event of a Change in Control, each Beneficiary may direct that payments be made from the Trust, without prior notice to the acquiring company. The Company shall notify the Trustee of its decision to make such payment of benefits prior to the time benefits are payable to the Beneficiaries. The Trustee shall notify the Company when existing principal and earnings are insufficient under the Payment Schedule. In such case, the Company may contribute additional funds to the Trust to provide for such benefits, or if the Company does not do so, the Trustee shall make payments pro rata in proportion to the amounts owed from available funds.

(d)                     The Trustee shall make such distributions in a manner reasonably intended to provide each Beneficiary with all of his or her benefits payable under any other Arrangement in accordance with the Payment Schedule.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When the Company Is Insolvent

(a)                      The Trustee shall not cease payment of benefits to the Beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts when the same become due, or (ii) the Company is determined to be Insolvent by its primary banking regulator, or (iii) the Company is placed in receivership by its primary banking regulator due to its Insolvency.

(b)                     At all times during the existence of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall not be subject to claims of general creditors of the Company under federal and state law as set forth below.

Section 4. Payments to the Company

The Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Beneficiaries pursuant to the terms of the Arrangements. The Trustee shall pay to the Company any forfeited funds at the end of the Trust year; provided, however, that the Trustee shall pay forfeited funds to the Company at the end of any calendar quarter if requested by the Company by written notice to the Trustee at least 30 days before the end of such calendar quarter.

Section 5. Investment Authority

(a)                      The Trustee shall invest and reinvest Trust assets in a Permitted Investment (as defined in Exhibit A attached hereto), as may be directed in writing by the Company prior to a Change in Control. Following a Change in Control, the Trustee will maintain the Trust assets invested and reinvested in the same Permitted Investment chosen by the Company prior to the Change in Control, and will no longer accept investment directions from the Company.

(b)                     The Trustee may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Trustee or any of its affiliates. The Trustee or any of its affiliates may receive compensation with respect to any invested directed hereunder. It is expressly agreed and understood by the parties hereto that the Trustee shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting form other actions taken pursuant to this Agreement. Receipt, investment and reinvestment of the Trust assets shall be confirmed by the Trustee as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Company to the Trustee within sixty (60) calendar days after receipt thereof. Failure to inform the Trustee in writing of any discrepancies in any such account statement within said 60-day period shall conclusively be deemed confirmation of such account statement in its entirety.

(c)                      The Trustee shall hold and safeguard the Trust assets and shall treat such Trust assets as a trust fund in accordance with the terms hereof; provided, however, that in no event shall the Trustee be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if the Trustee has been advised of the likelihood of such loss or damage; and provided further, that the Trustee shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following:  (a) acts of God, force majeure, including, without limitation, war (whether declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of the Company, the Beneficiaries or any of their agents; (c) any delay, error, omission or default of any mail, courier, facsimile or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group entity exercising governmental powers.

(d)                     All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or through the Beneficiaries.

Section 6. Disposition of Income

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be reinvested.

Section 7. Accounting by Trustee

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements of all transactions, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following each December 31 after the execution of this Agreement, and within 20 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, reflecting all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable recorded separately), and reflecting all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as applicable.

Section 8. Responsibility of Trustee

(a)                      The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like objectives, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Arrangements or this Trust Agreement and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)                     If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against Trustee’s costs, expense and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments, except in those cases where the Trustee shall have been found by a court of competent jurisdiction to have acted with negligence or willful misconduct. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c)                      The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.

(d)                     The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)                      The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)                        Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that may accord the Trust the authority to engage in a business and to receive the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 9. Compensation and Expenses of Trustee

The Company shall pay all administrative expenses and the Trustee’s fees and expenses (including reasonable attorneys’ fees and expenses) relating to the Arrangements and this Trust. If not so paid, the fees and expenses shall be paid from the Trust prior to any distribution to Beneficiaries.

Section 10. Resignation and Removal of Trustee

The Trustee may resign at any time by written notice to the Company, which resignation shall be effective 30 days after the Company receives such notice (unless the Company and the Trustee agree otherwise), and shall immediately resign if a Change in Control occurs and the Trustee is not independent of and unrelated to both the Company and the entity that has acquired or otherwise obtained control of the Company. The Trustee may be removed by the Company on 30 days notice, or upon shorter notice accepted by the Trustee; provided that if such removal occurs on or after a Change in Control, or within 90 days beforehand, the removal will be ineffective unless it is done with the written consent of the Beneficiaries who are entitled to at least 75% of the Trust’s assets.

If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date or resignation or removal under this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust. Upon resignation or removal of the Trustee and appointment of a Successor Trustee, all assets shall subsequently be transferred to the Successor Trustee. The transfer shall be completed within 60 days after receipt of a notice of resignation, removal or transfer, unless the Company extends the time for such transfer.

Section 11. Appointment of Successor

If the Trustee resigns or is removed in accordance with Section 10 hereof, the Company may appoint any other party as a successor to replace the Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the Trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the Company or the Successor Trustee to evidence the transfer. Notwithstanding the foregoing, if the Trustee resigns or is removed in connection with or following a Change in Control, the Trustee that has resigned or is being removed shall appoint as its successor a third party financial institution that has trust powers, is independent of and unrelated to the entity that has acquired or otherwise obtained control of the Company, and is agreed to in writing by the Beneficiaries who are entitled to at least 75% of the Trust’s assets.

A Successor Trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The Successor Trustee shall not be responsible for, and the Company shall indemnify and defend the Successor Trustee from, any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes Successor Trustee.

Section 12. Amendment or Termination

(a)                      This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company, provided that no such amendment shall either conflict with the terms of the Arrangements, or make the Trust revocable.

(b)                     Notwithstanding subsection (a) hereof, the provisions of this Trust Agreement and the trust created thereby may not be amended (i) without the written consent of a majority in number of the Beneficiaries, or (ii) after the date a Change in Control occurs, without the written consent of the Beneficiaries who are entitled to at least 75% of the Trust’s assets. The Company reserves the right to amend or eliminate clause (b)(ii) of this paragraph prior to the date of Change in Control, with the written consent of the Beneficiaries who are entitled to at least 80% of the Trust’s assets.

(c)                      The Trust shall not terminate until the date on which no Beneficiary is entitled to benefits pursuant to the terms hereof or of the Arrangements. Upon termination of the Trust, the Trustee shall return any assets remaining in the Trust to the Company.

(d)                     The Company may terminate this Trust prior to the payment of all benefits under the Arrangements only upon written approval of the Beneficiaries entitled to payment of such benefits.

Section 13. Miscellaneous

(a)                      Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)                     Benefits payable to the Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process, except pursuant to the terms of the Arrangements and this Trust Agreement.

(c)                      This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent preempted by federal law.

(d)                     The Trustee agrees to be bound by the terms of the Arrangements, as in effect from time to time.

(e)                      “Change in Control” shall have the meaning set forth in the Company’s 2006 Long-Term Incentive Plan. Any amendment to the plan’s definitions shall be deemed to apply with equal force, effect, and timing to the definition of Change in Control for purposes of this Trust, except that a modification that may adversely affect a Beneficiary shall be ineffectual as to the Beneficiary unless he or she consents in writing to be bound by the modification.

Section 14. Effective Date

The effective date of this Trust Agreement shall be the date referenced in the Preamble.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Trust Agreement to be executed, and its corporate seal affixed, and the Trustee has executed this Trust Agreement, on the date referenced in the Preamble.

Witnessed by:	TALECRIS BIOTHERAPEUTICS
HOLDINGS CORP.
/s/ Alfred Navghton
	By	/s/ John Hanson
		Its	Executive Vice President & CFO

Witnessed by:	WILMINGTON TRUST COMPANY

/s/ Bernice Basset	By	/s/ Joanne McGinly
		Its	Authorized Signer

Exhibit A

Permitted Investments

As used in this Agreement, “Permitted Investments” means the following investments which trade as par on a daily basis:  (i) Wilmington Prime Money Market Fund, (ii) Wilmington U.S. Government Money Market Fund or (iii) Wilmington Tax-Exempt Money Market Fund.